                                                                   EXHIBIT 10.23

Management Services
Agreement

     This Management Services Agreement ("Agreement") is entered into effective the 1/st/ day of January, 2000 ("Effective Date") by and between Physicians Resource Group, Inc., a Delaware corporation ("PRG") and AmSurg Corp., a Tennessee corporation ("AmSurg").

     WHEREAS, PRG, through its subsidiaries and affiliates, owns and operates ophthalmology surgery centers throughout the United States; and

     WHEREAS, PRG and AmSurg have executed a letter of intent describing a proposed transaction by which AmSurg would purchase an undivided majority interest in the assets or the equity interest of the centers; and

     WHEREAS, the parties have been in negotiations since April 1, 1999 over the terms of a definitive Acquisition Agreement (the "Acquisition Agreement"); and

     WHEREAS, AmSurg is in the business of providing certain management services to ambulatory surgery centers; and

     WHEREAS, the parties desire to preserve the continued operations and profitability of the Managed Centers during the period between the Effective Date and the closing of the transactions contemplated by the Acquisition Agreement; and

     WHEREAS, PRG desires AmSurg to oversee operations of the Managed Centers, and AmSurg desires to provide such services to PRG pursuant to this Agreement.

     NOW THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, PRG and AmSurg do hereby agree as follows:

1.   Engagement

     On behalf of all of the entities affiliated with PRG that own an interest in the Managed Centers described in Section 2 hereof, PRG engages AmSurg and AmSurg agrees to provide the management services set forth in Section 3 of this Agreement upon the terms and conditions hereinafter set forth.

2.   Nature of Relationship

2.1 AmSurg shall perform all services described in Section 3 hereof for the account of and as agent of PRG, with respect to the centers listed on Schedule 1
                                                                      ----------
attached hereto, as it may be amended from time to time to add or delete a center (the "Managed Centers"). Except as otherwise specifically provided in
Section 4, AmSurg shall bear the costs and expenses of all services provided by AmSurg pursuant to this Agreement.

2.2 Notwithstanding any provision to the contrary, the direction, coordination and management of all medical aspects of Managed Centers programs and operations, and the supervision of persons providing medical services, shall be under the direction and control of the Medical Director of each Managed Center.

3.   Management Services

     AmSurg shall have the responsibility to supervise, consult in and oversee the business operations of the Managed Centers. Subject to the terms of this Agreement and the general direction and control of the governing body of each entity that owns a Managed Center, AmSurg shall have the responsibility to, and PRG shall take all actions necessary to grant AmSurg access to all accounts so that AmSurg may, coordinate all business and administrative activities pertaining to each Managed Center, including, but not in any way limited to, the following:

3.1 Assist the Managed Center in operating in an efficient and business like manner;

3.2 Coordinate the purchase or lease of inventory, supplies and pharmaceuticals necessary for the operation of the Managed Center which will be purchased or leased at a level consistent with historical practice;

3.3 Coordinate all reasonable and necessary actions to maintain all licenses, permits and certificates required for the operation of the Managed Center, and to ensure that all appropriate certification and accreditation available to the Managed Center's operations are obtained;

3.4 Coordinate, together with the Medical Director, ongoing programs to increase community and payor awareness of the Managed Center;

3.5 Negotiate contracts for the provision of services by the Managed Center with appropriate third party payors, both public and private;

3.6 Provide input and make recommendations to the governing body on the overall charge structure of the Managed Center, and arrange for payment of such charges by others, when appropriate;

3.7 Oversee and direct the personnel performing accounting and bookkeeping services for the Managed Center, including but not limited to, all actions necessary to (1) maintain the books of account, including all journals and ledgers, check register and payroll records, (2) post all

Management Services Agreement/Page 1
patient and other charges, including necessary analyses and corrections, (3) establish adequate receivable, credit and collection policies and procedures,
(4) assist the billing and collections personnel in performing billing and collections services in a manner consistent with historical practice, (5)process vendors' invoices and other accounts payable on a current basis, (6) prepare payroll checks from time sheet summaries prepared under AmSurg's supervision,
(7) prepare monthly bank reconciliations, and (8) establish patient direct pay and insurance billing procedures;

3.8 Develop and revise, subject to approval by the governing body of each Managed Center, all necessary policies and operating procedures pertaining to each aspect of the Managed Center's operations;

3.9 In conjunction with the Medical Director, hire, supervise, discipline and discharge all personnel working in the Managed Center and providing direct patient care, as needed;

3.10 Arrange for the purchase of necessary insurance coverage for the Managed Center;

3.11 Establish and administer accounting procedures and controls and systems for the development, preparation, and keeping of records and books of accounting relating to the business and financial affairs of the Managed Center;

3.12 Subject to the prior written approval of PRG, distribute to the partners or members of each Managed Center, on a pro rata basis according to ownership interests, and on a frequency consistent with the applicable provisions of the operating agreement or partnership agreement of each Managed Center, but in no event less frequently than quarterly, the available cash flow of the appropriate Managed Center, which equals the cash funds of the Managed Center, less provisions for payment of all outstanding and unpaid current cash obligations as well as reasonably anticipated cash expenses and obligations;

3.13 Prepare unaudited annual financial statements for the operations of the Managed Center and deliver a copy thereof to PRG and the governing body of the Managed Center; furnish PRG and the governing body of the Managed Center in a timely fashion with monthly operating reports and other reports reasonably requested by PRG or any member of the governing body of a Managed Center;

3.14 Prepare capital and operating budgets for approval by the governing body of each Managed Center;

3.15 Make capital expenditures as approved or directed by the governing body of each Managed Center;

3.16 Provide PRG and each Managed Center with the information necessary in order to prepare the state and federal tax returns of PRG and each Managed Center; and

3.17 Perform all duties herein required of it in good faith and with reasonable diligence so as to assure that the Managed Centers efficiently provide appropriate quality health care to patients.

     Notwithstanding the foregoing, the parties acknowledge and agree that the process of initiating the provision of management services to each of the Managed Centers will involve a transition period, and the management of certain Managed Centers may not become the responsibility of AmSurg immediately on the Effective Date. In such event, the parties agree to cooperate in the exchange of pertinent information concerning the operation of such Managed Center, and further agree to use commercially reasonable efforts to complete the transition of management responsibility to AmSurg as soon as reasonably practicable. In no event will the failure of AmSurg to provide services specified in Section 3 hereof with respect to a Managed Center for which AmSurg has not been able to assume complete management responsibility to on or after the Effective Date be deemed a breach by AmSurg of any of the provisions of this Agreement. The parties acknowledge and agree that PRG does not have control over the physicians using the facilities of the Managed Centers and although PRG will use commercially reasonable efforts, it cannot unilaterally cause those physicians to cooperate with AmSurg's management activities.

4.   Compensation for Services Rendered By AmSurg

4.1 For all services rendered by AmSurg under this Agreement, PRG shall pay AmSurg a fee (the "Management Fee") equal to 2% of net collections of each Managed Center, to be paid monthly in advance on or before the 10th day of each month, based on the parties' reasonable estimate as to what the net collections of the Managed Centers will be during the month; provided, however, that upon the execution of this Agreement, and subject to Sections 4.2 and 4.3 hereof, PRG shall prepay $308,620, which is the first six (6) months of the Management Fee payable hereunder, based on the parties' reasonable estimate as to what the net revenues of the Managed Centers will be during the next six (6) months.

     The parties will determine the actual net collections of each Managed Center on a monthly basis, and at the end of the first six (6) months of this Agreement and each month thereafter, the Management Fee for such period will be determined and AmSurg or PRG, as appropriate, will pay to the other party within ten (10) days after such determination, the amount of any overpayment or underpayment.

4.2 In the event that the closing of the transactions contemplated by the Acquisition Agreement occurs prior to the expiration of six (6) months from the Effective Date, the parties agree to calculate the Management Fee that would have been payable during the term and AmSurg or PRG, as appropriate, will pay to the other party within ten (10) days after such determination, the amount of any overpayment or

Management Services Agreement/Page 2
underpayment. In addition, in the event that this Agreement terminates with respect to a Managed Center, either because PRG no longer owns an interest therein or AmSurg determines that it will not acquire the assets or equity interest thereof, then the parties will calculate the Management Fee that would have been payable until such date, and AmSurg or PRG, as appropriate, will pay to the other party within ten (10) days after such determination, the amount of any overpayment or underpayment with respect to that particular Managed Center.

4.3 In the event that this Agreement terminates for any reason other than (i) the closing of the transactions contemplated by the Acquisition Agreement, or
(ii) as the result of a breach by AmSurg prior to the closing of the transactions contemplated by the Acquisition Agreement, the parties agree that AmSurg shall be entitled to retain, as liquidated damages and not as a penalty, all of the Management Fees paid hereunder for the costs incurred by AmSurg in order to be able to perform its services hereunder.

4.4 In the event that this Agreement terminates as the result of a breach hereof by AmSurg prior to the closing of the transactions contemplated by the Acquisition Agreement, the parties agree that AmSurg will return to PRG that portion of the Management Fee that has not been earned as of the termination date. Such payment will be made within ten (10) days after the parties have determined the Management Fee that was earned during the term.

5.   Term

     The initial term of this Agreement shall commence on the Effective Date and shall terminate on the closing of the transactions contemplated by the Acquisition Agreement.

     Notwithstanding the foregoing, this Agreement shall terminate immediately in the event that PRG no longer owns an interest, direct or indirect, in any of the Managed Centers; and further, provided that this Agreement shall terminate with respect to a particular Managed Center if and when AmSurg determines that it will not acquire the assets or equity interest of such Managed Center.

6.   Events Excusing Performance

     AmSurg shall not be liable to PRG or any entity that owns a Managed Center for failure to perform any of the services required hereunder in the event of strike, lockouts, calamities, acts of God, unavailability of supplies or other events over which AmSurg has no control for so long as such events continue, and for a reasonable period of time thereafter.

7.   Medical and Financial Records

     7.1 Upon termination of this Agreement, the Managed Centers shall retain all patient medical records maintained by the Managed Centers or AmSurg in the name of the Managed Center. At all times during the term of this Agreement, access to patient records shall be governed by applicable state and federal laws governing confidentiality of patient records.

7.2 During the term of this Agreement and thereafter, the Managed Centers or their respective designees shall have reasonable access during normal business hours to the Managed Center and the records created and maintained by AmSurg which shall be the property of the Managed Centers, including but not limited to, records of collection, expenses and disbursements as kept by AmSurg in performing AmSurg's obligations under this Agreement, and the Managed Centers may copy any or all such records. During the term of this Agreement and thereafter, AmSurg or its designee shall have reasonable access during normal business hours to the Managed Center's records as they apply to the Managed Center and AmSurg may copy at its expense any or all of such records. To the extent practicable, records will be maintained on the premises of the Managed Centers.

8.   Default and Termination

     Either party shall be in default of this Agreement if it fails to perform any material term hereof or any amendments hereto, and such failure is not cured within thirty (30) days after receipt of written notification of such failure from the party not in default. In the event of such default, the non-defaulting party shall have the right to terminate this Agreement immediately by written notice to the other party.

     Additionally, PRG shall have the right to terminate this Agreement by delivery of written notice to AmSurg in the event there occurs a material adverse change in the financial condition or business operations of AmSurg that PRG in good faith determines materially adversely affects or is reasonably likely to materially adversely affect the ability of AmSurg to perform its obligations under this Agreement.

     In the event of termination of this Agreement for any reasons other than the closing of the transactions contemplated by the Acquisition Agreement or in the event that this Agreement is terminated with respect to a specific Managed Center pursuant to Section 4.2 hereof, on termination AmSurg will provide to PRG copies of all books and records generated by AmSurg in connection with AmSurg's provision of management services under this Agreement generally or with respect to the terminated Managed Center, as the case may be.

9.   Assignment

     AmSurg may assign its rights and duties under this Agreement to a direct or indirect wholly owned subsidiary of AmSurg; provided that no additional fees and expenses other than the fees and expenses described herein will be paid by PRG as a result of such assignment without the prior approval of PRG and that AmSurg will remain

Management Services Agreement/Page 3
primarily liable for the performance of its obligations hereunder. Upon any such assignment, all references to AmSurg in this Agreement shall be deemed to include such assignee. Except as provided above, this Agreement may not be assigned by either party without the prior written consent of the other party.

10.  Rights Cumulative; No Waiver

     Any rights or remedies of either party in the event of default are intended to be cumulative rather than exclusive. Moreover, if either party chooses not to insist upon strict performance of any provision of this Agreement, such choice shall not impair its rights to insist on strict performance in the event of subsequent acts of default and the waiver by a party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by that party.

11.  Access to Books and Records of Managed Centers by Governmental Officials

     Upon written request of the Secretary of Health and Human Services or the Comptroller General or any other duly authorized representatives thereof, AmSurg or any other related organization providing services with a value or cost of Ten Thousand Dollars ($10,000) or more over a twelve (12) month period, shall make available to the Secretary those contracts, books, documents and records necessary to verify the nature and extent of the cost of providing its services. Such inspection shall be available up to four (4) years after such services are rendered.

12.  Notice

     Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been properly made and delivered when mail first class, postage prepaid, certified or registered mail, or overnight courier service as follows:

if to AmSurg:

     AmSurg Corp.
     20 Burton Hills Boulevard
     Nashville, TN   37215
     Attn:    Claire M. Gulmi
     Fax:   (615) 665-3600


with a copy to:
     Cynthia Y. Reisz
     Bass, Berry & Sims PLC
     2700 First American Center
     Nashville, TN 37238-2700
     Fax:  (615) 742-2783

if to PRG:
     Physicians Resource Group, Inc.
     5005 Riverway, Suite 400
     Houston, TX 77056
     Attn: Michael W. Yeary
     Fax:  (713) 629-5780

with a copy to:
     James S. Ryan
     Jackson Walker LLP
     901 Main Street, Suite 6000
     Dallas, TX 75202
     Fax:  (214) 953-5822

or to such other address as either party may from time to time specify by written notice to the other party. Any such notice shall be deemed to be given as of the date so delivered, if delivered personally, as of the date on which the same was deposited in the United States mail, postage prepaid, addressed and sent as aforesaid, or on the date received if sent by electronic facsimile.

13.  Miscellaneous

13.1 Authorization for Agreement. The execution, delivery and performance of this Agreement has been duly and validly authorized, executed and delivered by PRG and AmSurg, and this Agreement constitutes the valid and enforceable obligation of the parties in accordance with its terms. PRG has the power and authority to enter into this Agreement on behalf of each entity that owns a Managed Center.

13.2 Complete Agreement; Severability. This instrument contains the entire agreement between the parties with respect to the subject matter hereof. All prior negotiations and understandings are merged herein. This Agreement may not be modified unless agreed to in a writing signed by both parties hereto.

     Should any part of this Agreement be declared invalid by a court or regulatory body of competent jurisdiction, such decision shall not affect the validity of the remaining parts, and they shall remain in full force and effect.

13.3 Applicable Law. This Agreement shall be construed and enforced according to the laws of the State of Tennessee.

13.4 No Presumption Created. The parties acknowledge that they have independently negotiated the provisions of this Agreement, that they have relied upon their own counsel as to matters of law and application and that neither party has relied on the other party with regard to such matters. The parties expressly agree that there shall be no presumption created as a result of either party having prepared in whole or in part any provisions of this Agreement.

Management Services Agreement/Page 4

13.5 Governing Bodies. AmSurg shall make no change to the composition of the governing bodies of the Managed Centers as in existence on the Effective Date.

13.  Jurisdiction.  PRG AND AMSURG AGREE THAT IN THE EVENT THAT PRG FILES A
     ------------
BANKRUPTCY PETITION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE, AMSURG AND PRG HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES BANKRUPTCY COURT IN WHICH THE PETITION IS FILED FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AMSURG AND PRG HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH COURT. AMSURG AND PRG AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAYBE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.



     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.



AMSURG CORP.



By: /s/ Ken P. McDonald
    ---------------------------------------------

Title: PRESIDENT & CEO
       ------------------------------------------


PHYSICIANS RESOURCE GROUP, INC.

By: /s/ Michael Yeary
    ---------------------------------------------

Title: PRESIDENT
       ------------------------------------------

Management Services Agreement/Page 5

                                   SCHEDULE 1
                                   ----------

                                MANAGED CENTERS

1.   Alexandria Laser and Surgery Center                9.   Ambulatory Eye Surgery
     4100 Parliament Drive                                   3900 Veterans Boulevard
     Alexandra, LA 71303                                     Metairie, LA 70002

2.   American Surgery Centers of Alabama, Ltd.          10.  Center for Advanced Eye Surgery
     2802 Ross Clark Circle SW                               3920 Bee Ridge Road, Bldg. F, Suite C
     Dothan, AL 36301                                        Sarasota, FL 34233

3.   American Surgery Centers of South Florida, Ltd.    11.  Shepherd Eye Surgicenter, Ltd.
     (d/b/a a Foundation for Advanced Eye Care)              3575 Pecos McLeon
     3737 Pine Island Road                                   Las Vegas, NV 89121
     Sunrise, FL 33351

4.   American Surgery Center of Glendale, Ltd.          12.  Laser and Eye Surgery Center of the South, Inc.
     607 North Central Avenue, Suite 103                     1101 Audubon Avenue, Suite S-4
     Glendale, CA 91203                                      Thibodaux, LA 70301

5.   PRG Tennessee I, Inc.                              13.  Central Texas Day Surgery Center, LP
     d/b/a Physicians Surgery Center                         1817 Southwest Dodgen Loop
     207 Stonebridge                                         Temple, TX 76502
     Jackson, TN 38305

6.   The Darr Eye Clinic Medical Group, Inc.            14.  Washburn Surgery Center, Inc.
     44139 Monterey Avenue, Suite A                          920 Southwest Washburn Avenue
     Palm Desert, CA 92266                                   Topeka, KS 66606

7.   Inland Eye Institute                               15.  Ridge Lake Ambulatory Surgery Center
     1880 East Washington Street                             825 Ridge Lake Boulevard
     Colton, CA 92324                                        Memphis, TN 38120

8.   Key Whitman Surgery Center                         16.  VanDyck Ambulatory Surgery Center
     2801 Lemmon Avenue West, Suite 400                      1024 Kelley Drive
     Dallas, TX 75204                                        Paris, TN 38242

Management Services Agreement/Page 6